Metal Management, Inc.
500 N. Dearborn Street • Suite 405
Chicago, Illinois 60610
www.mtlm.com
Nasdaq: MTLM

AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com

FOR IMMEDIATE RELEASE
May 27, 2005

METAL MANAGEMENT, INC. DECLARES QUARTERLY DIVIDEND TO STOCKHOLDERS

CHICAGO, IL – May 27, 2005 – Metal Management, Inc. (Nasdaq: MTLM), one of the nation’s largest full service scrap metal recyclers, today announced that its Board of Directors has declared a quarterly dividend of 7.5 cents per share of common stock. The record date established by the Board is June 10, 2005, and the payment date is June 28, 2005.

About Metal Management, Inc.

Metal Management is one of the largest full service metal recyclers in the United States, with approximately 40 recycling facilities in 15 states.

For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.

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